EXHIBIT (a)(1)(i)

REACHLOCAL, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR A NUMBER OF REPLACEMENT OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M. PACIFIC TIME ON JUNE 25, 2012
UNLESS THIS OFFER IS EXTENDED

ReachLocal, Inc., which is sometimes referred to herein as the “Company,” “ReachLocal,” “our,” “us” or “we,” is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a lesser number of shares of our common stock subject to new options (“replacement options”) calculated in accordance with exchange ratios.  We expect to grant the replacement options on the date on which we cancel the options accepted for exchange, which will be the completion date of this offer.  We are making this offer (“Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options (this “Offer to Exchange”) and in the related Terms of Election (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).

“Eligible options” are those that:

•
for options held by employees other than the Company’s executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have an exercise price equal to or greater than $10.91 per share at the commencement of this Offer;

•
for options held by the Company’s executive officers subject to Section 16 of the Exchange Act, or executive officers, have an exercise price equal to or greater than $16.71 per share at the commencement of this Offer; and

•	were granted under the Amended and Restated ReachLocal 2008 Stock Incentive Plan (the “2008 Plan”).

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement options.

You are eligible to participate in the Option Exchange only if you:

•	are an employee of ReachLocal or any of our subsidiaries on the date this Offer commences and remain an employee through the completion of the Option Exchange; and

•	hold at least one eligible option as of the commencement of the Offer.

Non-employee members of our Board of Directors are not eligible to participate in this Option Exchange.

The outstanding options that you hold under our existing equity incentive plans give you the right to purchase shares of our common stock once those options vest and you exercise those options by paying the applicable exercise price.  Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratios. The following exchange ratios for the Option Exchange (that is, how many shares subject to eligible options an employee must surrender in order to receive one share subject to the replacement option) were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on May 22, 2012 of $9.00, the exercise prices of the eligible options, the remaining terms of the eligible options and the seven-year term of the replacement options. The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace in order to balance the compensatory goals of the option exchange and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of replacement options.  Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.  The table below sets forth the exchange ratios to be used based on the exercise price of the eligible options.

1

Non-Executive Officer Options

		Shares Subject to
	Shares Subject to Eligible	Replacement Option To
Exercise Prices	Option Surrendered	Be Granted
$10.91 to $13.48	1.25	1
$16.71 to $17.02	1.45	1
$20.98 to $22.46	1.75	1
$25.51	2	1

Executive Officer Options

		Shares Subject to
	Shares Subject to Eligible	Replacement Option To
Exercise Prices	Option Surrendered	Be Granted
$16.71	1.15	1
$22.46	1.45	1

If you are eligible to participate in the Option Exchange, you can exchange your eligible options on a grant-by-grant basis. No partial exchanges of individual option grants will be permitted.  If you have previously exercised a portion of an eligible option grant, only the portion of the eligible option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that we accept pursuant to the Option Exchange will be cancelled on the expiration date of this Offer (the “Offer expiration date”), currently scheduled for 11:59 p.m. Pacific Time on June 25, 2012, and eligible options elected for exchange will no longer be exercisable after that time.  Other than the replacement options issued to our executive officers, each replacement option will have a per-share exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market, or the NASDAQ, on the grant date of the replacement option, which will be the Offer expiration date.  Replacement options issued to our executive officers will have a per-share exercise price equal to the greater of the closing price of our common stock on the NASDAQ on the Offer expiration date and $13.00.

We will grant the replacement options under the 2008 Plan on the Offer expiration date, which will be the date on which we cancel the eligible options accepted for exchange.  In order to be granted a replacement option, you must remain continuously employed by ReachLocal or one of our subsidiaries through the Offer expiration date.

The replacement options:

•	issued to employees other than the Company’s executive officers will have a per-share exercise price equal to the closing price of our common stock on the NASDAQ on the Offer expiration date;

•	issued to the Company’s executive officers will have a per-share exercise price equal to the greater of the closing price of our common stock on the NASDAQ on the Offer expiration date and $13.00;

•
will vest as to 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal monthly installments thereafter over the subsequent 42 months, subject to the option holder’s continued service with ReachLocal or any of our subsidiaries.  This means that each replacement option will be completely unvested on the Offer expiration date, regardless of whether the surrendered option was partially vested;

•	will have a new seven-year term measured from the replacement option grant date, which will be the Offer expiration date;

•	will, other than the terms discussed above, have terms and conditions similar to the surrendered options; and

•	will have the terms and be subject to the conditions as provided for in the 2008 Plan.

2

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your eligible options.  You must make your own decision regarding whether to elect to exchange your eligible options.

This Offer is not conditioned upon a minimum aggregate number of eligible options being elected for exchange.  This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange and the terms described in this Offer.

For employees other than our executive officers, if the market price of our common stock exceeds $10.91 per share on the Offer expiration date, and for our executive officers, if the market price of our common stock on that date exceeds $16.71 per share, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your existing eligible options.

Shares of our common stock are listed on the NASDAQ under the symbol “RLOC.” On May 22, 2012, the closing price of our common stock on the NASDAQ was $9.00 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of May 22, 2012, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 2,462,597 shares of our common stock, or approximately 8.64% of the total shares of our common stock outstanding as of May 22, 2012, which was 28,518, 223.

3

IMPORTANT

If you wish to participate in this Offer, you must log on to the stock option exchange website at https://reachlocal.equitybenefits.com and elect to participate before 11:59 p.m. Pacific Time, on June 25, 2012 (or such later time and date as may apply if the Offer to Exchange is extended).  If for any reason you are unable to access the stock option exchange website, you may submit a paper Election Form by facsimile to (001+) (972) 767-4902, but it must be completed, signed and received by 11:59 p.m. Pacific Time, on June 25, 2012 (or such later time and date as may apply if the Offer to Exchange is extended).  Election submissions that are received after this deadline will not be accepted.  In order to submit your election to participate in this Offer, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents.

Elections submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing optionexchangequestions@reachlocal.com or calling (001+) (972) 267-2222 ext. 212, 5 days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Central Time).

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction.  However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

REACHLOCAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.  REACHLOCAL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY REACHLOCAL.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF REACHLOCAL OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW.  NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

REACHLOCAL RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2008 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2008 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE REACHLOCAL TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR.  THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2008 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

4

OPTION EXCHANGE

TABLE OF CONTENTS

Summary Term Sheet and Questions and Answers		1
Risk Factors		10
This Offer		12
1.	Eligibility; Number of Options; Offer Expiration Date	12
2.	Purpose of this Offer	13
3.	Procedures for Electing to Exchange Options	15
4.	Withdrawal Rights	16
5.	Acceptance of Options for Exchange; Grant of Replacement Options	17
6.	Conditions of this Offer	17
7.	Price Range of Common Stock Underlying the Options	19
8.	Source and Amount of Consideration; Terms of Replacement Options	19
9.	Information Concerning ReachLocal	23
10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities	26
11.	Status of Options Acquired by Us in the Offer, Accounting Consequences of this Offer	29
12.	Agreements; Legal Matters; Regulatory Approvals	29
13.	Material U.S. Federal Income Tax Consequences	29
14.	Extension of Offer; Termination; Amendment	31
15.	Fees and Expenses	32
16.	Additional Information	32
17.	Miscellaneous	33

Schedule A	A Guide to Tax & Legal Issues for Non-U.S. Employees
Schedule B	Information Concerning the Directors and Executive Officers of ReachLocal, Inc.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer.  We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange.  Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary.  Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether to participate in this Offer.  Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Design.

2.	Administrative/Timing.

3.	Other Important Questions.

Exchange Design

1.	What is the Option Exchange?

The Option Exchange, or this Offer, is a one-time offer by ReachLocal to allow eligible employees of ReachLocal or its subsidiaries to exchange their outstanding options with exercise prices equal to or greater than (a) for employees other than executive officers, $10.91 per share, and (b) for executive officers, $16.71 per share, for new stock options, which we refer to as replacement options.  The number of replacement options that will be granted in exchange for existing eligible options will be determined by the exchange ratios described below under question 3.  The replacement options will be granted on the date on which we cancel the eligible options accepted for exchange, which we expect will be the expiration date of this Offer.  The replacement options will be subject to the terms and conditions as provided for in the 2008 Plan.  Each replacement option will have a new seven-year term measured from the replacement option grant date (which is expected to be the Offer expiration date) and will be completely unvested as of such date, regardless of whether the surrendered option was partially vested.  Replacement options will vest as to 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal monthly installments thereafter over the subsequent 42 months, provided that you remain in service with ReachLocal or any of our subsidiaries through the applicable vesting dates.

2.	Why are we making this Offer?

Like many companies in our sector, we have experienced a significant decline in our stock price over the last year. As a result, a significant majority of our employees’ stock options have exercise prices that exceed, in some cases significantly, the recent trading prices of our common stock. The market for exceptional employees, however, remains extremely competitive, notwithstanding current economic conditions and relatively high U.S. unemployment.

We believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees generally perceive these options to have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our financial statements with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

The Option Exchange is VOLUNTARY and will allow eligible employees to choose whether to keep their existing options at existing exercise prices and vesting schedules or to exchange those options for replacement options with new exercise prices and vesting schedules. We intend the Option Exchange to enable eligible employees to recognize value from their stock options sooner, but this cannot be guaranteed considering the unpredictability of the stock market. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

3.	How does the Option Exchange work?

For employees, other than executive officers, we are offering the opportunity to exchange eligible options that have an exercise price equal to or greater than $10.91 per share for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described under the heading “Non-Executive Officer Options” below.  For our executive officers, we are offering the opportunity to exchange eligible options that have an exercise price equal to or greater than $16.71 per share for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described under the heading “Executive Officer Options” below.  The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options.  Thus, when we use the term “option” in this Option Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Replacement options awarded to non-executive employees will be granted at a per-share exercise price equal to the closing price of our common stock on the NASDAQ on the grant date, which we expect to be the Offer expiration date.  Replacement options awarded to our executive officers will be granted at a per-share exercise price equal to the greater of $13.00 per share and the closing per-share sales price of our common stock on the NASDAQ on the grant date, which we expect to be the Offer expiration date.  Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender eligible stock options before 11:59 p.m. Pacific Time on June 25, 2012, unless this Offer is extended, after which time such election will be irrevocable.

The following exchange ratios for the Option Exchange (that is, how many shares subject to existing options an eligible employee must surrender in order to receive one share subject to a replacement option) were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on May 22 , 2012 of $9.00, the exercise prices of the options eligible for exchange, the remaining terms of the eligible options and the seven-year term of the replacement options. The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace in order to balance the compensatory goals of the option exchange and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of replacement options.  Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share of our common stock on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.  The table below sets forth the exchange ratios to be used based on the exercise price of the eligible options.

Non-Executive Officer Options

		Shares Subject to
	Shares Subject to Eligible	Replacement Option To
Exercise Prices	Option Surrendered	Be Granted
$10.91 to $13.48	1.25	1
$16.71 to $17.02	1.45	1
$20.98 to $22.46	1.75	1
$25.51	2	1

Executive Officer Options

		Shares Subject to
	Shares Subject to Eligible	Replacement Option To
Exercise Prices	Option Surrendered	Be Granted
$16.71	1.15	1
$22.46	1.45	1

Note: The exercise price of the replacement options for our non-executives will be the closing price of our common stock on the NASDAQ on the Offer expiration date or, for our executive officers, the greater of such price and $13.00 per share.

Unless prevented by law or applicable regulations, eligible options accepted for exchange will be cancelled, and replacement options will be granted under our 2008 Plan.

Examples

To illustrate how the exchange ratios work for non-executive employees, assume that:

(a)	You are a non-executive employee.

(b)	You have three existing options each covering 100 shares of our common stock with corresponding per-share exercise prices of: $7.86, $13.00 and $16.71.

If you elect to participate in the Offer:

(a)	You will only be able to elect to exchange your two existing options with per-share exercise prices of $13.00 and $16.71 for replacement options.

(b)	You will not be able to exchange your existing option with a per-share exercise price of $7.86 for a replacement option because the exercise price is below $10.91.

Under these facts, the table below shows the number of shares of common stock subject to each replacement option you would receive were you to participate in the Offer and elect to exchange the existing eligible options with per-share exercise prices of $12.00 and $17.00:

	Cancelled Shares Subject
Exercise Price of	to Existing Eligible		Shares Subject to
Existing Eligible Option	Option	Exchange Ratio	Replacement Option
$13.00	100	1.25 for 1	80
$16.71	100	1.45 for 1	68

To illustrate how the exchange ratios work for executive officers, assume that:

(a)	You are an executive officer employee.

(b)	You have two existing options each covering 100 shares of our common stock with corresponding per-share exercise prices of: $7.86, and $22.46.

If you elect to participate in the Offer:

(a)	You will only be able to elect to exchange your existing option with a per-share exercise price of $22.46 for a replacement option.

(b)	You will not be able to exchange your existing option with a per-share exercise price of $7.86 for a replacement option because the exercise price is below $16.71.

Under these facts, the table below shows the number of shares of common stock subject to the replacement option you would receive were you to participate in the Offer, and elect to exchange the existing eligible option with a per-share exercise price of $22.46:

	Cancelled Shares Subject
Exercise Price of	to Existing Eligible		Shares Subject to
Existing Eligible Option	Option	Exchange Ratio	Replacement Option
$22.46	100	1.45 for 1	68

The replacement options will vest as to 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal monthly installments thereafter over the subsequent 42 months, subject to the option holder’s continued service with ReachLocal or any of its subsidiaries through the applicable vesting dates.  This means that each replacement option will be completely unvested on the Offer expiration date, regardless of whether the surrendered option was partially vested.

4.	Which options are eligible for this Offer?

Options eligible for exchange are those that:

•	for options held by employees other than our executive officers, have an exercise price equal to or greater than $10.91 per share;

•	for options held by the executive officers, have an exercise price equal to or greater than $16.71 per share; and

•	were granted under our 2008 Plan.

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the expiration date and will not eligible to be exchanged for replacement options.

5.	Who is eligible to participate in this Offer?

You are eligible to participate in this Offer only if you:

•	are an employee of ReachLocal or any of our subsidiaries on May 29, 2012 and remain an employee through the Offer expiration date; and

•	hold at least one eligible option on May 29, 2012.

Non-employee members of our Board of Directors are not eligible to participate in this Offer.

6.	What if I leave ReachLocal before the Offer expiration date?

If you are no longer employed with ReachLocal or any of our subsidiaries, whether voluntarily, involuntarily or for any other reason before the Offer expiration date, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF REACHLOCAL OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)

7.	Why aren’t the exchange ratios set at one-for-one?

The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace in order to balance the compensatory goals of the option exchange and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of replacement options. The value of an eligible option with an exercise price below the current fair market value of our stock is lower than the value of a replacement option with an exercise price at the current fair market value of our stock.  Accordingly, the higher-value replacement options will cover less shares than the lower-value eligible options they replace.

8.	If I participate, what will happen to my exchanged options?

Eligible options that you elect to exchange will be cancelled on June 25, 2012, unless this Offer is extended, in which case such options will be cancelled on the expiration date of this Offer, as extended.

9.	If I elect to exchange some of my eligible options, do I have to elect to exchange all of my eligible options?

No.  You may elect to exchange your eligible options on a grant-by-grant basis.  If you elect to exchange any portion of an individual eligible option grant in the Offer to Exchange, you must elect to exchange the entire individual eligible option grant.  No partial exchanges of individual option grants will be permitted.

10.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

11.	If I currently hold incentive stock options, will I receive incentive stock options if I participate in this Offer?

Yes, if you elect to exchange eligible options that are “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), then your replacement options will also be incentive stock options.  However, the holding periods under the incentive stock option rules will restart as of the date on which your replacement incentive stock options are granted.  (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options”, Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” and “Risk Factors” below for additional information.)

12.	What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Section 6.  This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange.  (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below for additional information.)

Administrative/Timing

13.	How do I participate in this Offer?

If you choose to participate in the Option Exchange, you must take action by 11:59 p.m., Pacific Time, on the Offer expiration date.  To participate in the Option Exchange, you must:

1.	Use your user log-in ID and password (which will be emailed to you) to access the stock option exchange website at https://reachlocal.equitybenefits.com; and

2.
Properly complete and submit your election via the stock option exchange website by (a) indicating which eligible options you wish to exchange by selecting “Yes” in the Election column and “Continue” at the bottom of the page, (b) confirming your elections by selecting “Continue” on the next page and (c) reading the terms of election and selecting “I Agree”.  By selecting the “I Agree” button you are acknowledging and agreeing to the Terms of Election.

        Alternatively, you may submit a paper Election Form via facsimile by doing the following:

1.	Properly complete, date and sign the paper Election Form; and

2.	Submit the properly completed, dated and signed paper Election Form by facsimile to (001+) (972) 767-4902.

ReachLocal must receive your properly completed submission before 11:59 p.m. Pacific Time on the Offer expiration date.

If you need a paper Election Form,  email optionexchangequestions@reachlocal.com or call (001+) (972) 267-2222 ext. 212 to receive a paper Election Form.

You can change your election any time during the Offering period; however, the last election that you make, if any, prior to 11:59 p.m. Pacific Time on the Offer expiration date will be final and irrevocable.

If you elect to exchange an eligible option grant, you must elect to exchange that entire eligible option grant.  If you hold more than one eligible option grant, however, you may choose to exchange individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your eligible option grants.  No partial exchanges of individual option grants will be permitted. If you are eligible to participate in the Option Exchange, the stock option exchange website will list all of your eligible option grants.

Confirmation statements for submissions through the stock option exchange website may be obtained from the stock option exchange website after submitting your election or withdrawal.  You should print and save a copy of the confirmation for your records.

If your election or withdrawal is received by ReachLocal via facsimile, ReachLocal intends to confirm the receipt of your election and/or any withdrawal by email, or, if you do not have a corporate email address, to mail you a confirmation, within 48 hours of receipt.  If you do not receive a confirmation, it is your responsibility to confirm that ReachLocal has received your election and/or any withdrawal.

Elections submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.

14.	How do I find out the details about my existing options?

Information on your eligible options will be provided to you with this Offer on the stock option exchange website located at https://reachlocal.equitybenefits.com.

15.	What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not participate in this Offer, and all options currently held by you will remain intact at their original exercise price and generally subject to their original terms and conditions. (See “Risk Factors” below for additional information).

IF YOU FAIL TO SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

16.	During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange eligible options at any time before 11:59 p.m. Pacific Time on June 25, 2012.  If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer.  To change your previously submitted election, you must submit a new election in the same manner described in Question 13 before the election deadline.  To withdraw your previously submitted election, submit a new election before the election deadline, and select “No” in the election column for the particular option(s) you wish to withdraw.  It is your responsibility to confirm that we have received your correct election before the deadline.  In all cases, the last election submitted and received prior to the deadline will be final and irrevocable.  (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

17.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes, any unexercised portion of an eligible option grant can be exchanged.  If you have previously exercised a portion of an eligible option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged.  The replacement option will only replace the portion of eligible option grant that is cancelled upon the expiration of this Offer.

18.	Can I select which of my eligible options to exchange?

Yes.  You can exchange your eligible options on a grant-by-grant basis.  No partial exchanges of individual option grants will be permitted.

19.	Can I exchange both vested and unvested eligible options?

Yes.  You can exchange eligible options, whether or not they are vested. Each replacement option, however, will be completely unvested on the Offer expiration date, regardless of whether the surrendered option was partially vested.

20.	What will be my new option exercise price?

The exercise price of the replacement options will be the closing price of our common stock on the NASDAQ on the Offer expiration date or, for executive officers, the greater of such price and $13.00 per share.  IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE OFFER EXPIRATION DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS.  (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date”, Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” below for additional information.)

21.	When will the replacement options be granted?

We will grant the replacement options on the date we cancel options elected for exchange.  If we cancel options elected for exchange on June 25, 2012, which is the expected Offer expiration date, the replacement options will also be granted on June 25, 2012.  If this Offer is extended beyond June 25, 2012, then the replacement options will be granted on the expiration date of the extended Offer.  (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for more information.)

22.	When will the replacement options vest?

A replacement option will vest and become exercisable as to 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal monthly installments thereafter over the subsequent 42 months, such that the option will be fully vested within four years of the replacement grant date, provided that you remain in service with us or one of our subsidiaries.  The only exception to this may be in countries where local law requires otherwise.  This means that all replacement options will be completely unvested on the Offer expiration date, regardless of whether the surrendered option was partially vested as of that date.

Vesting and exercise of replacement options are dependent upon continued service with ReachLocal or any of our subsidiaries.  Replacement options are subject to the terms and conditions as provided for in the 2008 Plan and may be forfeited if not vested at time of termination of service. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

23.	What will be the terms and conditions of my replacement options?

Other than the exercise price, vesting dates and expiration date, replacement options will have terms and conditions similar to the surrendered eligible options.

You are encouraged to consult the 2008 Plan for complete information about the terms of the replacement options, which is available at http://benefits.ml.com.  Each replacement option will have a new seven-year term measured from the Offer expiration date, unless otherwise prohibited under local law, subject to earlier expiration of the option following termination of your service with ReachLocal or any of our subsidiaries.  (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

24.	What if my service with ReachLocal is terminated after the replacement options are granted?

If your service with ReachLocal or one of our subsidiaries is terminated for any reason after the replacement option has been granted, you will forfeit any shares of common stock underlying your replacement options that are unvested at the date of your termination.  (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

25.	What happens if ReachLocal is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

To obtain detailed change in control provisions governing your current options, you can refer to our equity incentive plans, as applicable, and the prospectus for each such equity incentive plan, all of which are available at http://benefits.ml.com.  Your option agreement(s) and certain other agreements between you and ReachLocal may also contain provisions that affect the treatment of your options in the event of a change in control.

26.	What happens if ReachLocal is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  This could include terminating this Offer and/or your right to receive replacement options under this Offer.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock.  Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered.  For example, if our stock were to be acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction.  As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate.  In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer.  (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

27.	Are there other circumstances where I would not be granted replacement options?

Yes.  Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained.  We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained.  In addition, we will not grant replacement options to you if you are not an eligible employee on the replacement option grant date.  (See Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.)

28.	After the Offer expiration date, what happens if my options end up underwater again?

This is a one-time offer that we do not expect to offer again in the future.  The price of our common stock may not appreciate over the long term, and your replacement options may become underwater after the Offer expiration date.  WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Other Important Questions

29.	What are the U.S. Federal tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law, you generally will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted.  Your replacement options generally will be subject to tax under U.S. tax law upon exercise and/or disposition of the underlying shares in the same manner as your exchange options would have been, absent the exchange.  If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you.  Tax consequences may vary depending on each individual employee’s circumstances.  Included as part of this Option Exchange are disclosures regarding the believed material federal tax consequences of this Offer in the United States and in countries other than the United States in which employees of ReachLocal and its subsidiaries are eligible to participate in this Offer.  You should review these disclosures carefully before deciding whether or not to participate in this Offer.  (See Schedule A of the Offer to Exchange entitled “A Guide to Tax & Legal Issues for Non-U.S. Employees” below for additional information.)

30.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision and will depend largely on each employee’s assumptions about the future of our business, our stock price, the overall economic environment, and the performance of publicly traded stocks generally.  The likely lower exercise price of replacement options may allow you to recognize value from your stock option sooner.  There is an inflection point, however, at higher ReachLocal stock prices where the value of the eligible option you surrendered would have been greater than the value of the replacement option.  The reason for this is because your replacement option will cover fewer shares than the eligible option you surrendered.  The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such eligible option grant.  In addition, you should consider the vesting schedule of the replacement options, which will vest over four-years, regardless of whether the surrendered option was partially vested.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE.   (See Section 17 of the Offer to Exchange entitled “Miscellaneous” below for additional information.)

31.	What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options.  Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

32.	What are some of the potential risks if I choose to exchange my outstanding eligible options?

We cannot predict how our stock or the stock market will perform before the date that the replacement options will be granted, and the price of ReachLocal stock may increase significantly.  This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged.  In addition, because the replacement option you will receive will be exercisable for fewer shares than the eligible option you surrendered, there is an inflection point at higher ReachLocal stock prices where the value of the eligible option you surrendered would have been greater than the value of your replacement option.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a four-year vesting schedule. This means that you will be required to continue working for ReachLocal or our subsidiaries for four years after the date on which your replacement option is granted in order to be fully vested in the replacement option. If your service terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option. (See “Risk Factors” below for additional information.)

33.	Who can I talk to if I have questions regarding this Offer?

If you have questions regarding the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document or other documents relating to the Exchange Offer), please email optionexchangequestions@reachlocal.com or call (001+) (972) 267-2222 ext. 212, 5 days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Central Time).

REACHLOCAL MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE.  WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC, highlight the material risks related to ReachLocal which may impact your decision of participating in this Offer.  You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Option Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Option Exchange and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  The statements contained in this Option Exchange and our SEC reports referred to above that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements.  These statements are based on the beliefs and assumptions of our management based on information currently available to management.  Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011.  Furthermore, such forward-looking statements speak only as of the date of this report.  Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Risks Related to This Offer

If the price of our common stock increases after the date of grant of the replacement options, your surrendered eligible options might have been worth more than the replacement options that you will receive in exchange for them.

Because you will receive replacement options covering fewer shares than the eligible options surrendered, your replacement options will have less potential for increases in value due to significantly higher ReachLocal stock prices.

Any replacement options you receive in this Offer will have less favorable vesting terms than those of the related eligible options you are surrendering. This means that if your service with us terminates during the new vesting period, or if the replacement option otherwise terminates prior to your being fully vested in it, you might have been better off if you had continued holding the eligible option rather than exchanging it for a replacement option.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a four-year vesting schedule. This means that you will be required to continue working for ReachLocal or our subsidiaries for four years after the date on which your replacement option is granted in order to be fully vested in the replacement option. If your service terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option.

You should carefully consider the relative benefit to you if the vesting of your eligible options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option that you surrender in this Offer, you could conclude that it would have been preferable to have retained the eligible option with its higher exercise price and greater amount of accrued vesting rather than have surrendered it for a replacement option with a lower exercise price and re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of ReachLocal or our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the grant date for the replacement options or thereafter.

Tax effects on holders of incentive stock options who choose not to participate.

If this Offer is open for 30 or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options and who do not participate in the Offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the Offer commencement date. As a result, if this Offer is open for 30 or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of ReachLocal common stock acquired upon exercise of the incentive stock option for at least two years from the Offer commencement date (that is, more than two years from May 29, 2012) and one year after the exercise of the option (even if you do not exchange your incentive stock options for new stock options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the option will be treated as long-term capital gain.  If this Offer is open for fewer than 30 calendar days, the Offer will have no impact on eligible incentive stock options that are not exchanged.  The completion date of the Option Exchange is expected to be 11:59 p.m. Pacific Time on June 25, 2012 (i.e., less than 30 calendar days). However, if the offering period is extended to 30 or more calendar days, then the incentive stock option terms would be adjusted as described above.  See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for more information.

Tax effects on holders of incentive stock options who choose to participate.

If you exchange eligible incentive stock options, your replacement options will also be incentive stock options.  However, the holding periods under the incentive stock option rules will restart as of the replacement grant date.  Consequently, in order to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of ReachLocal common stock acquired upon exercise of the replacement incentive stock option for at least two years from the replacement grant date and one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the option will be treated as long-term capital gain.  See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for more information.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this Option Exchange. Schedule A discusses the tax consequences relating to this Offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011 and also the other information provided in this Option Exchange and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Offer - Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

1.	Eligibility; Number of Options; Offer Expiration Date.

Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a lesser number of shares of our common stock subject to replacement options calculated in accordance with exchange ratios.  The replacement options will be granted as of the date on which we cancel the options elected for exchange.

You are eligible to participate in this Offer (an “eligible employee”) only if you:

•	are an employee of ReachLocal or any of our subsidiaries on May 29, 2012 and remain an employee through the completion of the Option Exchange; and

•	hold at least one eligible option on May 29, 2012.

Non-employee members of our Board of Directors are not eligible to participate in this Offer.

The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options.  Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by ReachLocal or any of our subsidiaries.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF REACHLOCAL OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

If you are an eligible non-executive officer employee and choose to participate, you may elect to exchange any or all of your eligible options on a grant-by-grant basis that have an exercise price equal to or greater than $10.91 per share.  If you are an eligible executive officer and choose to participate, you may elect to exchange any or all of your eligible options on a grant-by-grant basis that have an exercise price equal to or greater than $16.71 per share.  If you have previously exercised a portion of your eligible options, only the portion of your eligible options that have not yet been exercised will be eligible to be exchanged.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of replacement options determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2008 Plan.

The table below shows the number of shares of our common stock subject to your existing outstanding options that you must surrender for each share of common stock subject to the replacement option (the “exchange ratios”), based on the grant price of the existing outstanding option. The following exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on May 22, 2012 of $9.00, the exercise prices of the options eligible for exchange, the remaining terms of the eligible options and the seven-year term of the replacement options.

Non-Executive Officer Options

		Shares Subject to
	Shares Subject to Option	Replacement Option To
Exercise Prices	Surrendered	Be Granted
$10.91 to $13.48	1.25	1
$16.71 to $17.02	1.45	1
$20.98 to $22.46	1.75	1
$25.51	2	1

Executive Officer Options

		Shares Subject to
	Shares Subject to	Replacement Option To
Exercise Prices	Option Surrendered	Be Granted
$16.71	1.15	1
$22.46	1.45	1

We will not grant any replacement options to purchase fractional shares.  Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by applicable law or regulations, replacement options will be granted under the 2008 Plan.  The replacement options will have the terms and be subject to the conditions as provided for in the 2008 Plan.  The replacement options will have a new grant date, a new exercise price, a new term, a new vesting schedule, will be classified as nonstatutory stock options and will cover a fewer number of shares of our common stock than the surrendered eligible option.

The per-share exercise price of the replacement options will be equal to the closing price of our common stock on the NASDAQ on the Offer expiration date or, for replacement options granted to executive officers, the greater of such price and $13.00.

The term “Offer expiration date” means 11:59 p.m. Pacific Time on June 25, 2012, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer expiration date” refers to the latest time and date at which this Offer, as so extended, expires.  See Section 14 of this Option Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Eastern Time of each such day.

2.	Purpose of this Offer.

Like many companies in our sector, we have experienced a significant decline in our stock price over the last year. As a result, a significant majority of our employees’ stock options have exercise prices that exceed, in some cases significantly, the recent trading prices of our common stock. The market for exceptional employees, however, remains extremely competitive, notwithstanding current economic conditions and relatively high U.S. unemployment.

We believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees generally perceive these options to have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our financial statements with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock.  If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer.  The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Offer expiration date or, for replacement options granted to executives, the greater of such price and $13.00 per share.  You will be at risk of any increase in our stock price during the period prior to the Offer expiration date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  This could include terminating your right to receive replacement options under this Offer.  If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in this Option Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a)      any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)      any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)      any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)      any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

(e)      any other material change in our corporate structure or business;

(f)      our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g)      our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)      the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)      the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(j)      any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper exchange of options.  Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following before the Offer expiration date, which is expected to be 11:59 p.m. Pacific Time, on June 25, 2012.

1.	Use your user log-in ID and password (which will be emailed to you) to access the stock option exchange website at https://reachlocal.equitybenefits.com; and

2.
Properly complete and submit your election via the stock option exchange website by (a) indicating which eligible options you wish to exchange by selecting “Yes” in the Election column and “Continue” at the bottom of the page, (b) confirming your elections by selecting “Continue” on the next page and (c) reading the terms of election and selecting “I Agree”.  By selecting the “I Agree” button you are acknowledging and agreeing to the Terms of Election.

If for any reason you are unable to access the stock option exchange website, you may submit a paper Election Form by facsimile to (001+) (972) 767-4902, but it must be completed, signed and received by 11:59 P.M. Pacific Time, on June 25, 2012 (or such later time and date as may apply if the Offer to Exchange is extended).

To obtain a paper Election Form,  email optionexchangequestions@reachlocal.com or call (001+) (972) 267-2222 ext. 212.

ReachLocal must receive your properly completed submission before 11:59 p.m. Pacific Time, on the Offer expiration date.

If you elect to exchange an eligible option grant, you must elect to exchange that entire eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange individual eligible option grants, on a grant by grant basis, without having to exchange all of your eligible option grants. No partial exchanges of individual option grants will be permitted.  For a summary of your eligible options please refer to the stock option exchange website, which, among other things, lists your eligible option, the grant date of your eligible options, the exercise price(s) of your eligible options, the number of outstanding shares subject to your eligible options and the number of new replacement options you would receive in exchange for each eligible option.

Your election to participate becomes irrevocable after the Offer expiration date, which is 11:59 p.m. Pacific Time on June 25, 2012 unless the Offer is extended, in which case your election will become irrevocable after the new Offer expiration date. You may change your mind after you have submitted an election and withdraw from the Offer at any time before 11:59 p.m. Pacific Time on the Offer expiration date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights”.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before 11:59 p.m. Pacific Time on the Offer expiration date.

Confirmation statements for submissions through the stock option exchange website may be obtained from the site after submitting your election. You should print and save a copy of the confirmation for your records.

If your election is received by ReachLocal via facsimile, ReachLocal intends to confirm the receipt of your Election Form within 48 hours of receipt.  If you do not receive a confirmation, it is your responsibility to confirm that ReachLocal has received your election and/or any withdrawal.

Only elections that are complete and actually received by ReachLocal by 11:59 p.m. Pacific Time on the Offer expiration date will be accepted. Elections may be submitted only via the stock option exchange website or by facsimile. Elections submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the Offer expiration date.

If you do not submit your election by 11:59 p.m. Pacific Time on the Offer expiration date, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and with their original terms.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 11:59 p.m. Pacific Time on the Offer expiration date all properly elected eligible options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any election or any eligible option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered eligible options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options”. Our acceptance of your eligible options for exchange will constitute a binding agreement between ReachLocal and you upon the terms and subject to the conditions of this Offer.

4.	Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time before 11:59 p.m. Pacific Time on the Offer expiration date, currently scheduled for June 25, 2012.  If the Offer expiration date is extended by us, you can withdraw your elected options at any time until 11:59 p.m. Pacific Time on the Offer expiration date (as extended).

In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly withdraw elected options via the stock option exchange website, you must submit a new election via the stock option exchange website and select “No” in the election column for the particular option(s) you wish to withdraw.  Alternatively, you may withdraw your previously submitted election by submitting a paper Election Form by facsimile to (001+) (972) 767-4902 that indicates that you are electing not to exchange your eligible options.  You must submit the new election before 11:59 p.m. Pacific Time on the Offer expiration date.

It is your responsibility to confirm that we received your new election indicating the withdrawal of your elected options before the Offer expiration date.  If you elect to withdraw options, you must withdraw all of your eligible options on a grant-by-grant basis.

You cannot rescind any withdrawal, and your eligible options will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange all of your eligible options before the Offer expiration date by following the procedures described in Section 3 of the Offer to Exchange entitled “Procedures for Electing to Exchange Options”.

Neither ReachLocal nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange; Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Offer expiration date.  Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the Offer expiration date, and you will also be granted replacement options on the Offer expiration date.

If you are no longer an employee with ReachLocal or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason before the Offer expiration date, you will not be able to participate in this Offer.  Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF REACHLOCAL OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter.  Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your replacement option agreement as promptly as practicable after the Offer expiration date.

6.	Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a)      there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b)      there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)          make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)          delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii)          materially and adversely affect the business, condition (financial or other), income, operations or prospects of ReachLocal;

(c)      there shall have occurred:

(i)          any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)          the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)          the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)          any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)          any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of ReachLocal or on the trading in our common stock;

(vi)          in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii)          any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of commencement of the Offer;

(d)      a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)          any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

(ii)          any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)          any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e)      any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(f)      any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ReachLocal that, in our reasonable judgment, is or may have a material adverse effect on ReachLocal.

The conditions to this Offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer expiration date.  We may waive them, in whole or in part, at any time and from time to time prior to the Offer expiration date, in our reasonable discretion, whether or not we waive any other condition to this Offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is listed on the NASDAQ under the symbol “RLOC.” The following table shows, for the periods indicated, the high and low sales prices of our common stock as listed on the NASDAQ.

	HIGH	LOW

Fiscal Year Ending December 31, 2012
First Quarter	$9.85	$6.05

Fiscal Year Ended December 31, 2011

Fourth Quarter	$11.10	$6.08
Third Quarter	21.73	10.49
Second Quarter	26.00	15.57
First Quarter	28.39	16.54

Fiscal Year Ended December 31, 2010
Fourth Quarter	$21.14	$13.43
Third Quarter	15.25	12.25
Second Quarter	16.99	11.80
First Quarter	—	—

As of May 22, 2012, the last reported sale price of our common stock on the NASDAQ was $9.00 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration

We will grant replacement options, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange.  The number of shares of common stock subject to the replacement options will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2008 Plan.

The table below shows the number of shares of our common stock subject to the existing eligible option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing eligible option. The following exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on May 22, 2012 of $9.00 and the exercise prices of the options eligible for exchange:

Non-Executive Officer Options

		Shares Subject to
	Shares Subject to Option	Replacement Option To
Exercise Prices	Surrendered	Be Granted
$10.91 to $13.48	1.25	1
$16.71 to $17.02	1.45	1
$20.98 to $22.46	1.75	1
$25.51	2	1

Executive Officer Options
		Shares Subject to
	Shares Subject to Option	Replacement Option To
Exercise Prices	Surrendered	Be Granted
$16.71	1.15	1
$22.46	1.45	1

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of May 22, 2012, there were outstanding eligible options to purchase an aggregate of 2,462,597 shares of the Company’s common stock.  If 100% of eligible options were to be exchanged and replacement options granted in accordance with the exchange ratios set out above, the number of shares underlying such replacement options would be approximately 1.77 million.

Terms of Replacement Options

The replacement options will have the terms and be subject to the conditions as provided for in the 2008 Plan.  Each replacement option will have a new seven-year term measured from the Offer expiration date, unless otherwise prohibited under local law, subject to earlier expiration of the option following termination of your service with ReachLocal or any of our subsidiaries.

The terms and conditions of your existing options are set forth in the applicable equity incentive plan under which they were granted.  The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2008 Plan, but is not complete.  These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2008 Plan.  Information regarding our equity incentive plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the equity incentive plans.  Copies of the equity incentive plans and prospectuses are available at http://benefits.ml.com or upon request by emailing optionexchangequestions@reachlocal.com or calling (001+) (972) 267-2222 ext. 212, 5 days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Central Time).  Copies will be provided promptly at our expense.

Vesting of Replacement Options

The replacement options will vest and become exercisable as to 12.5% on the six-month anniversary of the replacement grant date and in substantially equal monthly installments thereafter over the subsequent 42 months.  The only exception to this may be in countries where local law requires otherwise.  This means that all replacement options will be completely unvested on the Offer expiration date, regardless of whether the surrendered option was partially vested.

Vesting and exercise of replacement options are dependent upon continued service with ReachLocal or any of our subsidiaries.  Replacement options are subject to the terms and conditions as provided for in the 2008 Plan and will be forfeited if not vested at time of termination of service.

SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise

Generally, you may exercise the vested portion of your replacement option at any time during the option’s seven-year term and within three months after the termination of your service with ReachLocal or any of our subsidiaries.  If, however, your service with ReachLocal or any of our subsidiaries terminates prior to any portion of your replacement option becoming vested, you will forfeit the unvested portion of your replacement option.  Your ability to exercise options following your termination of service may be restricted and will be subject to the terms and conditions of the 2008 Plan and the applicable option agreement.

U.S. Federal Income Tax Consequences of Options

You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting this Offer.  You should refer to the relevant tax disclosure discussion under Schedule A for a discussion of the believed tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

Registration of Option Shares

All shares of common stock issuable upon exercise of options under our equity incentive plans, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission.  Unless you are considered an “affiliate” of ReachLocal (as defined under the Securities Exchange Act of 1934), you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

Amended and Restated ReachLocal 2008 Stock Incentive Plan

General. The 2008 Plan authorizes our Board of Directors (or, if our Board of Directors determines, the compensation committee of our Board of Directors, or another committee or subcommittee of the board) to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, deferred stock, stock payments and performance-based awards (collectively, “awards”) structured by our Board of Directors or a committee within parameters set forth in the 2008 Plan, for the purpose of providing our directors, officers, employees and consultants equity compensation, incentives and rewards for superior performance.

Administration. The 2008 Plan provides that unless and until our Board of Directors delegates administration of the 2008 Plan to a committee as set forth below, the 2008 Plan will be administered by the full board. Our compensation committee currently administers the 2008 Plan. Our Board of Directors or the committee to whom administration of the 2008 Plan is delegated is referred to herein as the “plan administrator.” The compensation committee may delegate to a committee of one or more members of the board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, employees who are “covered employees” within the meaning of Section 162(m) of the Code or to themselves.

Eligibility. Persons eligible to participate in the 2008 Plan include employees, officers and consultants of the ReachLocal and our subsidiaries, and members of our Board of Directors, as determined by the plan administrator.

Limitation on Awards and Shares Available. The aggregate number of shares of our common stock available for issuance pursuant to awards granted under the 2008 Plan is equal to the sum of (x) 5,471,350 plus (y) any shares of our common stock subject to awards under the ReachLocal, Inc. 2004 Stock Plan that terminate, expire or lapse for any reason or are settled in cash after the date the 2008 Plan originally became effective, and (z) an annual increase in shares on the first day of each year beginning in 2011 and ending in 2018. The annual increase will be equal to the lesser of (A) 2,500,000 shares (as adjusted for stock splits, stock combinations, stock dividends and similar matters), (B) 4.5% of our common stock outstanding on the last day of the prior year or (C) such smaller number of shares as may be determined by the our Board of Directors. In order that the applicable regulations under the Code relating to incentive stock options be satisfied, the maximum number of shares of common stock that may be delivered under the 2008 Plan upon the exercise of incentive stock options will be that number of shares specified in (x) above.

If an award terminates, expires or lapses for any reason or is settled in cash, then any shares subject to such award may, to the extent of such termination, expiration, lapse or cash settlement, be used again for new grants under the 2008 Plan. Any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may not be used again for new grants under the 2008 Plan. Any shares forfeited or repurchased by us pursuant to the 2008 Plan may be used again for new grants.

Stock Options. Stock options, both incentive stock options and nonqualified stock options, may be granted pursuant to the 2008 Plan. The option exercise price of all stock options granted pursuant to the 2008 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. Stock options may be subject to such vesting and exercisability conditions as determined by the plan administrator. In no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, will have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides, without being treated as nonqualified stock options. The plan administrator may provide in the terms of the applicable stock option agreement that the holder of the stock option may, at any time before the holder’s termination of service with ReachLocal or one of our subsidiaries, exercise the stock option in whole or in part prior to the vesting of the stock option. However, shares of common stock acquired upon exercise of a stock option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the plan administrator may determine in its sole discretion.

Payment Methods. The plan administrator will determine the methods by which payments by any award holder with respect to any awards granted under the 2008 Plan may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the plan administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required; (3) other property acceptable to the plan administrator (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale); or (4) other form of legal consideration acceptable to the plan administrator.

Vesting and Exercise of an Award. The applicable award agreement governing an award generally will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate. No portion of an award which is not vested at the holder’s termination of service with us will subsequently become vested, except as may be otherwise provided by the plan administrator in the agreement relating to the award or by action following the grant of the award.

Upon the grant of an award or following the grant of an award, the plan administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including a change in control or a holder’s termination of employment or service with us or otherwise.

Upon a termination of an option holder’s service with ReachLocal or one of our subsidiaries, the holder or the holder’s estate or beneficiary, as applicable, may exercise the holder’s stock option, to the extent it is vested on the date of termination, within the period of time following termination as is specified in the applicable award agreement. However, in no event will the stock option be exercisable later than the expiration of the term of the stock option as set forth in the award agreement unless otherwise determined by the plan administrator. If, on the date of termination, the participant is not vested as to his or her entire option, the shares of common stock covered by the unvested portion of the option will be forfeited. If, after termination, to the extent that the participant does not exercise his or her option within the time period specified in the award agreement (or as determined by the plan administrator), the option will terminate.

Transferability. No award under the 2008 Plan may be transferred other than by will or the laws of descent and distribution or, subject to the consent of the plan administrator, pursuant to a domestic relations order, unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, subject to certain terms and conditions, the plan administrator may permit an award holder to transfer an award other than an ISO to any “permitted transferee” under applicable securities laws or any other transferee specifically approved by the plan administrator, including any non-profit charitable organizations. In addition, the plan administrator may permit a holder to transfer ISOs to a trust that constitutes a permitted transferee, subject to certain terms and conditions. Further, an award holder may, in a manner determined by the plan administrator, designate a beneficiary to exercise the holder’s right and to receive any distribution with respect to any award upon the holder’s death, subject to certain terms and conditions. No award may be transferred for consideration.

Adjustment Provisions; Corporate Transactions. Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, our board of directors will equitably adjust the class of shares issuable and the maximum number and kind of shares of our common stock subject to the 2008 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our common stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and our board of directors determines that an adjustment to the 2008 Plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2008 Plan, the plan administrator may equitably adjust the 2008 Plan as to the class of shares issuable and the maximum number of shares of our common stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and may adjust any outstanding awards as to the class, number of shares and price per share of our common stock in such manner as it may deem equitable. In addition, the plan administrator may take certain other actions regarding the treatment of outstanding awards in the event of such a transaction, including a cash-out, replacement, assumption or substitution of such awards.

In the event of a “change in control” of ReachLocal (as defined in the 2008 Plan), any or all outstanding awards may be assumed or equivalent awards substituted by the successor corporation or a parent or subsidiary of the successor corporation. Any outstanding award that is not assumed or submitted will become fully vested and exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such awards will lapse, and each such award will terminate upon the occurrence of such change in control. Any such accelerated vesting and exercisability shall be subject to and contingent upon the occurrence of the change in control.

Amendment and Termination. Our Board of Directors may terminate, amend, or modify the 2008 Plan at any time. However, except to the extent permitted by the 2008 Plan in connection with certain changes in capital structure, stockholder approval will be required for any amendment to (i) increase the number of shares available under the 2008 Plan or increase the individual annual award limits, (ii) reduce the price per share of any outstanding option or stock appreciation right granted under the 2008 Plan or (iii) cancel any option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying share of our common stock. In addition, except with respect to certain modifications relating to deferred compensation under Section 409A of the Code, no amendment, suspension or termination of the 2008 Plan will, without the consent of the affected participant, impair any rights or obligations under any outstanding award, unless the award itself otherwise expressly so provides.

In no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date our board of directors approved the 2008 Plan.

IMPORTANT NOTE.  THE STATEMENTS IN THIS OFFER CONCERNING THE 2008 PLAN AND THE REPLACEMENT OPTIONS IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE COMPLETE.  THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2008 PLAN.  PLEASE CONTACT US AT REACHLOCAL, INC., 21700 OXNARD STREET, SUITE 1600, WOODLAND HILLS, CALIFORNIA 91367, OR VISIT HTTPS://REACHLOCAL.EQUITYBENEFITS.COM TO RECEIVE A COPY OF THE 2008 PLAN OR PROSPECTUS.

9.	Information Concerning ReachLocal.

ReachLocal, Inc. was formed in 2003, and our mission is to help small and medium-sized businesses, or SMBs, acquire, maintain and retain customers via the Internet. We offer a comprehensive suite of online marketing and reporting solutions, including search engine marketing (ReachSearch), Web presence and social media marketing (ReachCast), display advertising and remarketing (ReachDisplay), online marketing analytics (TotalTrack), an out-of-the-box assisted chat service (TotalLiveChat), and other related products and services, each targeted to the SMB market. We deliver these solutions to SMBs through a combination of our proprietary platform and our direct, “feet-on-the-street” sales force of Internet Marketing Consultants and select third-party agencies and resellers.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2011 and December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2011 and December 31, 2010 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The selected consolidated statements of earnings data for the fiscal quarters ended March 31, 2012 and March 31, 2011 and the selected consolidated balance sheet data as of December 31, 2011 and March 31, 2011 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Operations and Balance Sheets
(in thousands, except per share data):

	Year Ended December 31,		Three Months Ended March 31,
	2011	2011	2012	2011
(in thousands, except per share data)
Revenue	$375,241	$291,689	$104,003	$84,058
Cost of revenue	190,559	159,018	52,390	44,500
Operating expenses:
Selling and marketing	139,929	108,529	38,543	32,161
Product and technology	15,602	9,957	4,333	3,022
General and administrative	33,313	23,629	9,807	7,077
Total operating expenses	188,844	142,115	52,683	42,260
Loss from operations	(4,162)	(9,444)	(1,070)	(2,702)
Other income, net	928	601	203	196
Loss before provision (benefit) for income taxes	(3,234)	(8,843)	(867)	(2,506)
Provision (benefit) for income taxes	735	(540)	139	166
Loss from continuing operations, net of income taxes	(3,969)	(8,303)	(1,006)	(2,672)
Loss from discontinued operations, net of income taxes	(6,215)	(2,844)	—	(775)

Net loss	$(10,184)	$(11,147)	$(1,006)	$(3,447)

Net loss:
Net loss from continuing operations, net of income taxes	$(3,969)	$(8,303)	$(1,006)	$(2,672)
Net loss from discontinued operations, net of income taxes	(6,215)	(2,844)	—	(775)
Net loss	$(10,184)	$(11,147)	$(1,006)	$(3,447)

Net loss per share, basic and diluted:
Net loss per share from continuing operations, basic and diluted	$(0.14)	$(0.42)	$(0.03)	$(0.09)
Net loss per share from discontinued operations, basic and diluted	(0.21)	(0.14)	—	(0.03)

Net loss per share, basic and diluted	$(0.35)	$(0.56)	$(0.03)	$(0.12)

Weighted average common shares used in the computation of net loss per share, basic and diluted	28,987	19,867	29,111	28,461

	December 31,	December 31,	March 31,
	2011	2010	2012
(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$85,169	$88,114	$90,833
Working capital	$17,524	$27,082	$14,515
Total assets	$166,437	$151,399	$172,837
Total liabilities	$84,150	$69,383	$91,746
Total stockholders’ equity	$82,287	$82,016	$81,091

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

(Unaudited)	March 31, 2012	December 31, 2011	December 31, 2010
Ratio of earnings to fixed charges	—	—	—

For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible stock options for exchange. We will also provide without charge to you, upon written or oral request, a copy of any or all of the documents to which we have referred you. We have provided the book value per share below for your reference.

(Unaudited)	March 31, 2012	December 31, 2011	December 31, 2010
Book Value Per Share	$2.85	$2.88	$2.91

See “Additional Information” under Section 16 of the Offer to Exchange for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

Interests of our Directors, Officers and Affiliates

A list of our directors and executive officers is attached to this Option Exchange as Schedule B.

As of May 22, 2012, our executive officers and directors (13 persons) as a group beneficially owned options outstanding under our equity incentive plans to purchase a total of approximately 3,917,304 shares of our common stock. This number represented approximately 54.41% of the shares subject to all options outstanding under our equity incentive plans as of that date.  Our executive officers (including our named executive officers) and employee members of our Board of Directors are eligible to participate in this Offer.  Non-employee members of our Board of Directors are not eligible to participate in this Offer.  As of May 22, 2012, of these outstanding options, 660,000 are eligible for exchange in this Offer. The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of our common stock as of May 22, 2012.  The table also sets forth the beneficial ownership of these individuals of options outstanding, and the percentage of total eligible options beneficially owned by them, as of May 22, 2012.  The address of each of the persons set forth below is 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned	Number of Eligible Options Beneficially Owned	Percentage of Total Eligible Options Beneficially Owned
Zorik Gordon	2,220,286	(1)	7.64%	200,000	8.12%
Nathan Hanks	967,785	(2)	3.32%	100,000	4.06%
Michael Kline	713,041	(3)	2.48%	100,000	4.06%
Robert Wright	375,021	(4)	1.31%	50,000	2.03%
Ross G. Landsbaum	375,071	(5)	1.30%	60,000	2.44%
Adam F. Wergeles	205,749	(6)	*	60,000	2.44%
John Mazur	54,990	(7)	*	30,000	1.22%
David Day	4,000	(8)	*	60,000	2.44%
David Carlick	101,509	(9)	*	0	0%
Robert Dykes	173,091	(10)	*	0	0%
James Geiger	113,309	(11)	*	0	0%
Habib Kairouz	3,424,215	(12)	11.97%	0	0%
Alan Salzman	12,710,117	(13)	44.32%	0	0%
All directors and executive officers as a group (13 persons)	21,438,184	(14)	68.68%	660,000	26.80%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)
Consists of 1,640,020 shares held by the Gordon Family Revocable Trust, and 100 shares, 13,000 restricted shares subject to forfeiture and 554,166 shares subject to options that are exercisable within 60 days of May 22, 2012, each held by Mr. Gordon.

(2)
Consists of 87,527 shares held by Digital Media Distribution, LLC, of which Nathan Hanks is the Managing Director, 220,500 shares, 8,000 restricted shares subject to forfeiture, and 643,758 shares subject to options that are exercisable within 60 days of May 22, 2012, each held by Mr. Hanks.

(3)	Includes 8,000 restricted shares subject to forfeiture and 284,726 shares subject to options that are exercisable within 60 days of May 22, 2012.
(4)	Includes 2,500 restricted shares subject to forfeiture and 94,791 shares subject to options that are exercisable within 60 days of May 22, 2012.
(5)	Includes 6,500 restricted shares subject to forfeiture and 362,071 shares subject to options that are exercisable within 60 days of May 22, 2012.
(6)	Includes 6,000 restricted shares subject to forfeiture and 193,749 shares subject to options that are exercisable within 60 days of May 22, 2012.
(7)	Includes 54,990 shares subject to options that are exercisable within 60 days of May 22, 2012.
(8)	Includes 0 shares subject to options that are exercisable within 60 days of May 22, 2012.
(9)	Includes 86,209 shares subject to options that are exercisable within 60 days of May 22, 2012.
(10)	Consists of 77,915 shares held by the Robert R.B. Dykes Trust, and 8,967 shares and 86,209 shares subject to options that are exercisable within 60 days of May 22, 2012, each held by Mr. Dykes.
(11)	Includes 86,209 shares subject to options that are exercisable within 60 days of May 22, 2012.
(12)
Includes 3,063,033 shares held by Rho Ventures V, L.P., 268,933 shares held by Rho Ventures V Affiliates, L.L.C., 6,040 shares held by Mr. Kairouz and 86,209 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of May 22, 2012. These stockholders are affiliated with Rho Capital Partners, Inc., the management company for Rho Ventures.  Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are managing members of the general partner of Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. and may be deemed to share voting and investment control over the shares held by these entities.  Mr. Kairouz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(13)
Includes 7,141 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III (Q), L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 1,246 shares held by Mr. Salzman, 86,209 shares subject to options held by Mr. Salzman that are exercisable within 60 days of May 22, 2012, and 75,000 shares subject to options held by Jason Whitt, a former VantagePoint director nominee to the Board, that are exercisable within 60 days of May 22, 2012. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares.  Mr. Salzman and Mr. Whitt disclaim beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of their pecuniary interests therein.  The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.

(14)	Includes an aggregate of 2,694,296 shares subject to options that are exercisable within 60 days of May 22, 2012 that are held by our directors and officers as a group.

Securities Transactions

The following is a list of the common stock and option transactions involving our executive officers and directors during the past 60 days:

Transaction Date	Name	Type	Number of Shares Underlying Options	Option Exercise Price
5/22/2012	David Carlick	Stock Option Grant	81,402	$9.00
5/22/2012	Robert Dykes	Stock Option Grant	31,402	$9.00
5/22/2012	James Geiger	Stock Option Grant	31,402	$9.00
5/22/2012	Habib Kairouz	Stock Option Grant	31,402	$9.00
5/22/2012	Alan Salzman	Stock Option Grant	31,402	$9.00

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by ReachLocal, or to our knowledge, by any executive officer, director or affiliate of ReachLocal.  For more detailed information on the beneficial ownership of our common stock, you can consult our definitive proxy statement for our 2012 annual meeting of shareholders.

Agreements Involving Our Securities

Compensatory Arrangements with Executive Officers

As described in this Offer to Exchange and in our filings with the SEC, we typically provide employment offer letters to each of our employees, including our executive officers, upon commencement of employment with us that establish the employee’s starting base salary and initial bonus and equity award eligibility, and we grant equity awards from time to time under our equity incentive plans to our employees, including our executive officers, in the form of stock options, restricted stock or restricted stock units.  In addition, we have agreed to certain additional arrangements with certain of our executive officers regarding partial or full acceleration of vesting of their outstanding equity awards upon the occurrence of certain events, such as a change in control and/or a qualifying termination of service (either inside or outside of the change in control context).

Compensatory Arrangements with Non-Employee Directors

Non-employee members of our Board of Directors are entitled to receive cash and equity-based compensation under our non-employee director compensation program.  In addition, under our Director Stock Plan, non-employee members of our Board of Directors are permitted to elect to receive some or all of their cash compensation in the form of shares of our common stock having an equal value.

DealOn, LLC Acquisition

In connection with our February 8, 2011 acquisition of DealOn, LLC, we remain obligated to issue 10,649 shares of our common stock, subject to adjustment under the terms of the acquisition agreement.

Warrant

In November 2009, we issued a warrant to a consultant to purchase up to 15,000 shares of common stock at an exercise price of $10.91 per share. The warrant expires in November 2014.

Share Repurchase Program

In connection with the share repurchase program we announced on November 4, 2011, pursuant to which our Board of Directors authorized the repurchase of up to $20.0 million of our outstanding common stock, we are party to an issuer repurchase plan with Piper Jaffray & Co., pursuant to which Piper Jaffray may effect repurchases of our common stock.

Rule 10b5-1 Plans

Messrs. Hanks, Kline, Landsbaum and Wergeles have adopted Rule 10b5-1 trading plans whereby Merrill Lynch, Pierce, Fenner & Smith Incorporated may systematically effect sales of our common stock held by such persons.

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled on the Offer expiration date.

We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation – Stock Compensation”. Under ASC 718, we expect to recognize the incremental compensation cost, if any, of the new stock option awards granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of service, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer”.

13.	Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10).  THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.  YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for replacement options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation.  Please refer to Schedule A of this document if you reside outside the U.S.

Incentive stock options.  If you are an option holder who chooses to exchange outstanding incentive stock options for replacement incentive stock options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  Under current U.S. tax law, if you are a U.S. taxpayer, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares received upon exercise of the stock option exceeds the aggregate exercise price of the option, unless the disposition of the shares occurs in the same taxable year as the exercise of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted (determined as described below); and

•	more than one year after the date the incentive stock option was exercised as to such option shares.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale of the underlying option shares. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the following tax treatment can result:

•	For a sale below the amount you paid for the shares (or the adjusted basis of the shares if higher), you don't report any compensation income. Your loss on this sale is reported as a capital loss.

•
For a sale above the amount you paid for the shares (or the adjusted basis of the shares if higher) but no higher than the value of the shares as of the date you exercised the option, report your gain on the sale as compensation income (not capital gain).

•
If you sell your shares at a price that is higher than the value of the shares as of the date you exercised the option you report two different items. The bargain element when you exercised the shares (i.e., the difference between the value of the shares as of that date and the amount you paid for the share (or the adjusted basis of the shares if higher)) is reported as compensation income. Any additional gain is reported as capital gain (which may be long-term or short-term depending on how long you held the stock).

Unless you engage in a disqualifying disposition, we will not be entitled to a corporate tax deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

If this Offer is open for 30 calendar days or more, incentive stock options held by eligible employees who do not participate in this Offer will be considered to have been modified as of the date this Offer commenced, which will be considered a new date of grant for purposes of determining whether the employee has engaged in a “disqualifying disposition” with the corresponding adverse tax consequences described above. As a result, if this Offer is open for 30 calendar days or more, in order to receive favorable “qualifying disposition” U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from May 29, 2012) and more than one 1 year after the exercise of the option (even if you do not exchange your incentive stock options for replacement options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. If this Offer is open for fewer than 30 calendar days then the Offer will have no impact on eligible incentive stock options that are not exchanged.

If you exchange eligible incentive stock options, your replacement options will also be incentive stock options.  However, the holding periods under the incentive stock option rules will restart as of the replacement grant date.  Consequently, in order to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must not dispose of the shares of ReachLocal common stock acquired upon exercise of the replacement incentive stock option for at least two years from the replacement grant date and one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the option will be treated as long-term capital gain.

Nonstatutory Stock Options.  If you are an option holder who chooses to exchange outstanding nonstatutory stock options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  Your replacement options will be nonstatutory stock options for purposes of U.S. tax law.  Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU.  YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES IN SCHEDULE A ATTACHED HERETO AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS.  PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m. Pacific Time on the next U.S. business day after the last previously scheduled or announced Offer expiration date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)      we increase or decrease the amount of consideration offered for the options;

(b)      we decrease the number of options eligible to be elected for exchange in this Offer; or

(c)      we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a)         ReachLocal’s Annual Report on Form 10-K for the period ended December 31, 2011, filed with the SEC on March 15, 2012.

(b)         ReachLocal’s Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, filed with the SEC on April 23, 2012.

(c)         ReachLocal’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 4, 2011.

(d)         the description of ReachLocal’s common stock included in ReachLocal’s Registration Statement on Form 8-A, filed with the SEC on May 19, 2010, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

ReachLocal, Inc.
Attention: Adam F. Wergeles, Secretary
21700 Oxnard Street, Suite 1600
Woodland Hills, California  91367

or by telephoning us at (818) 274-0260.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.

The information contained in this Option Exchange about ReachLocal should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ReachLocal, Inc.
May 29, 2012, as amended June 6, 2012

SCHEDULE A

A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

Canada

The following is a summary of the principal Canadian federal income tax consequences arising under the Income Tax Act (Canada) (the “Canadian Act”) of (1) the exchange of eligible options solely for replacement options pursuant to the Offer for those eligible employees subject to Canadian federal income tax, (2) the exercise by such eligible employees of replacement options to acquire shares of ReachLocal and (3) the subsequent sale of the shares so acquired. For purposes of the following general discussion, it is assumed that at all relevant times for purposes of the Canadian Act you are a resident of Canada who deals at arm’s length with ReachLocal and the particular corporation by whom you are employed and that your employer is ReachLocal or does not deal at arm’s length with ReachLocal. It also is assumed that you acquired the eligible option which the replacement option replaces in your capacity as an employee, and that, in the case of a replacement option, you will acquire the replacement option in your capacity as an employee and that you will exercise the replacement option and hold the shares acquired upon exercise as capital property.

This summary is based on the current provisions of the Canadian Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Canadian Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the administrative policies of the Canada Revenue Agency made publicly available prior to the date hereof. This summary does not take into account provincial, territorial, U.S. or other foreign tax considerations, which may differ significantly from those discussed herein.

For purposes of the Canadian Act, all amounts relevant in computing an eligible employee’s liability for tax must be computed in Canadian dollars. Amounts denominated in United States dollars, including adjusted cost base, proceeds of disposition and dividends, must be converted into Canadian dollars based on the prevailing exchange rate at the relevant time.

Option Exchange, Grant of Replacement Option

The grant of a replacement option to you in exchange for the cancellation of your eligible option will not be a taxable event provided that the amount by which (i) the total value of the shares that you could acquire under the replacement option exceeds (ii) the total exercise price of the replacement option immediately after the exchange, does not exceed the amount by which (iii) the total value of the shares that could be acquired by you under the eligible option exceeds (iv) the total exercise price of the eligible option immediately before the exchange. In such circumstance, the replacement option will be treated as the same option as and a continuation of the eligible option for which it is exchanged for Canadian income tax purposes. The balance of this summary assumes that those conditions will be satisfied.

Exercise of Replacement Options

Upon exercise of your replacement option, you will be considered to have received employment income equal to the amount by which the fair market value, on the date the option is exercised, of the shares you acquire upon exercise exceeds the sum of the exercise price you pay and the amount paid, if any, to acquire the eligible option.

If certain conditions are satisfied, an eligible employee may be entitled to deduct, in computing taxable income in the year that the participant exercised a replacement option, an amount equal to one-half of the amount of the taxable employment benefit included in the employee’s income (the “50% Deduction”). The 50% Deduction is generally available where (1) the shares of ReachLocal acquired by you upon exercise of your options are “prescribed shares” for purposes of paragraph 110(1)(d) of the Canadian Act at the time of their issuance, and (2) the exercise price of the eligible option at the time of its exchange was at least equal to the fair market value of the shares of ReachLocal at the time the eligible option was granted.

ReachLocal will have an obligation to withhold taxes on the employment benefit, net of the 50% Deduction, if available, realized upon exercise of the replacement options. Employees will be required to make arrangements with us to satisfy this withholding obligation.

The adjusted cost base of the shares acquired on exercise of an option will equal the exercise price plus the amount paid by you to acquire the option, if any, plus the amount of employment income deemed received on the acquisition of the share (without regard to the 50% Deduction, if available), where cost averaging rules do not apply. However where, at the time you exercise an option, you already hold shares of ReachLocal, or you subsequently acquire such shares, cost averaging rules may affect the determination of your adjusted cost base in the particular shares depending on, among other things, whether you dispose of shares of ReachLocal within 30 days of the exercise of an option and are eligible to and choose to designate the shares acquired on exercise of the option to be the shares that you dispose of.

Sale of Shares

If you dispose of any shares that you acquired upon the exercise of your option, you will recognize a capital gain or capital loss equal to the difference between the amount realized on the disposition (net of any reasonable costs of disposition) and the adjusted cost base of such shares.

Options and any shares of ReachLocal you acquire will be specified foreign property for purposes of the Canadian foreign property reporting rules. If your cost of specified foreign property exceeds Cdn. $100,000 at any time in a year, you will be required to file a tax information return for that year containing prescribed information about your specified foreign property.

You should consult your own tax advisor for advice about the application of these rules having regard to your particular circumstances.

Germany

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Germany. This discussion is based on the law in effect in Germany as of May 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or are working for a non-German employer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

If you exercise your replacement options to purchase shares, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference between the fair market value of the shares at exercise and the exercise price (the “spread”). You will also be subject to a solidarity surcharge and, if applicable, church tax on your income tax liability. The spread is generally included as ordinary income and taxed at your marginal tax rate (tax rates vary depending on several factors).  A reduced tax rate may be applicable if the income received under the replacement options qualifies as salary for several years. In this regard it would be decisive that the time of the award and the exercise of the option fall into different calendar years, that the time period between both events is at least 12 months and that all shares awarded under the respective equity incentive plan and exchanged under this Offer will be transferred to you within the same calendar year.

Sale of Shares

When you sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and, if applicable, church tax), provided you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.

The annual tax-free threshold (for the entire investment income, including capital gains, dividends, interest income, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly.

Higher expenses directly attributable to a capital investment will not be deductible as expenses.

Dividends

Any dividends you receive on your shares acquired at exercise of your replacement options will generally be subject to capital gains tax in Germany at a flat rate of 25% (plus a 5.5% solidarity surcharge and, if applicable, church tax) subject to (i) you electing your personal income tax rate in your income tax return and (ii) the annual tax-free thresholds, both as outlined above.

Withholding and Reporting

Your employer will withhold and report wage tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the spread. If your regular salary is not sufficient for your employer to deduct wage tax and pay such tax to the competent tax office, your employer will request that you provide the respective amounts enabling your employer to withhold wage tax.  Your employer will inform the tax office of such request if you do not meet your obligations. You are responsible for including any income from your replacement options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares and the receipt of any dividends.

For the collection of the flat 25% tax, a definite withholding tax regime (Abgeltungsteuer) will apply. Generally, if you hold the shares through a domestic bank or a domestic branch of a foreign bank (a “Bank”) the Bank will levy the tax on the dividend or the capital gain by way of withholding. However, in case of capital gains additional rules may become relevant: Since the purchase price of the shares may not be verified for withholding purposes, the Bank might be obliged to levy the 25% tax (plus solidarity surcharge and, if applicable, church tax) on 30% of the sales price of the shares from which you may possibly recover parts later by way of filing an income tax return.

India

This document has not been and will not be registered as a prospectus or a statement in lieu of prospectus with any registrar of companies in India. This document has not been and will not be reviewed or approved by any regulatory authority in India, including the Securities and Exchange Board of India, any registrar of companies in India, or any stock exchange in India. This document and this Offer to Exchange are not and should not be construed as an invitation, offer or sale of any securities to the public in India. Other than in compliance with private placement exemptions under applicable laws and regulations in India, including the Companies Act, 1956, as amended, the replacement options have not been, and will not be, offered to the public or any member of the public in India. This document is strictly personal to the recipient and neither this document nor the Offer to Exchange is calculated to result, directly or indirectly, in the replacement options becoming available to persons other than those receiving the Offer to Exchange.

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and grant of replacement options pursuant to the Offer to Exchange for eligible option holders subject to tax in India. This discussion is based on the law in effect in India as of May 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws in India change frequently and occasionally on a retroactive basis. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

If you are, or are considered to be, a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. Please note that this discussion only addresses Indian tax laws. Please consult your personal tax advisor to determine the tax consequences of the Offer to Exchange under local tax laws.

Option Exchange

Although there is no clear guidance under the Indian Income Tax Act, 1961 (the “Indian I.T. Act”), you are not likely to be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

At the time of exercise of replacement options, such options shall be treated as a perquisite in your hands and shall form part of your income chargeable under the head ‘Salaries’ under the Indian I.T. Act.

The perquisite valuation for such replacement options for Indian income tax purposes shall be computed as the difference between the Fair Market Value (“FMV”) of the shares on the date of exercise of the replacement options and the exercise price. There are specific valuation rules prescribed for determination of the FMV under the Indian I.T. Act.

Under the Indian I.T. Act, the taxability of receipts in the hands of an individual is governed by the tax residency status of the individual. Accordingly, employees who are ‘resident and ordinarily resident’ in India would be required to pay tax on their global income, and hence on the entire amount of perquisite received. However, employees who are ‘resident but not ordinarily resident’, or are non-residents, as per the provisions of the Indian I.T. Act, would be required to pay tax on only the perquisite value proportionate to their accrual in India.

Sale of shares

At the time of sale of shares allotted on the exercise of replacement options, you will be subject to capital gains tax on any amount of capital gains accruing or arising to you. Capital gains shall be computed as the difference between sale consideration of the shares and the FMV on the date of exercise. The rate of capital gains tax may vary from nil to 30% depending on, among other things, your Indian tax residency status at the time of sale, and the holding period of the shares.

Dividends

Any dividends received by you on the shares allotted on the exercise of replacement options may be liable to tax in India, depending on your Indian tax residency status, at the normal Indian income tax rates applicable to you.

Withholding and reporting

Under the Indian I.T. Act, any person responsible for paying any “Income chargeable under the head ‘Salaries’” shall, at the time of payment, be required to withhold appropriate income taxes (from the total amount of salary payable to you). Accordingly, your employer would be required to withhold taxes at source in respect of the perquisites in the form of replacement options, at the time of exercise of the options by you.

You shall be responsible for reporting and paying any tax resulting from the dividends received on shares or sale of shares to you

United Kingdom

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of May 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and employee national insurance contributions (“NICs”) on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). You may also be required by the Company to enter into an election to meet the employer’s NICs which arise on the exercise of the replacement options. Your employer will calculate the income tax and NICs due on exercise of the replacement options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the replacement options. If you fail to pay this amount to the employer within that time limit you agree that the amount of any uncollected tax and NICs shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)) constitute a loan owed by you to your employer, effective on the date when the tax became payable.  You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and your employer may recover it at any time thereafter by any of the means referred to in the option agreement.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that any capital gain is subject to tax at a rate of 18% if an individual’s total taxable income and gains do not exceed the upper limit of the income tax basic rate band (which is £34,370 for the tax year 2012-2013) and 28% for amounts which exceed that limit. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,600). Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your replacement options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the replacement options, the exercise or sale of the replacement options, other related income and any tax withheld. You are responsible for reporting and paying any tax resulting from the sale of shares.

The Netherlands

To Participants in the Netherlands:

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in the Netherlands and is provided only for general information. This discussion is based on the law in effect in the Netherlands as of May 2012. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or are (also) working for a non-Dutch employer, the information contained in this discussion may not be applicable to you. Each participant is advised to consult his or her own advisor for specific consequences under Dutch tax law.

This summary assumes that the participant is an individual resident in the Netherlands who received the option in the course of his or her employment and that the participant does not hold a so-called substantial interest (aanmerkelijk belang) in the Company.

Option Exchange

You likely will not be subject to tax as result of the exchange of eligible options for the replacement options.

Grant and/or vesting of Replacement Options

No Dutch taxation arises at the moment of grant or vesting of the replacement options, irrespective whether the agreed exercise price is below or higher than the fair market value of the shares at the moment of grant or vesting.

Exercise or alienation of Replacement Options

The taxable event is the moment of exercise or alienation of the options.  The taxable amount is calculated as the difference between the fair market value of the shares at the moment of exercise or alienation and the amount paid by the participant to acquire the options (if any) and the amount paid by the participant to acquire the shares subject to the option (exercise price). Any taxable gain will be subject to personal income tax/wage tax (and social security contributions to the extent you have not exceeded the applicable contribution ceiling) at progressive rates in Box 1 (2012 max. 52%).

After exercise

As of the moment of exercise, the shares so acquired will in principle be subject to taxation in Box 3 (savings and investments). The taxable income from the shares of Common Stock in Box 3 is determined on the basis of a deemed return of 4% rather than on the basis of the income or gains actually realised. The deemed return is calculated on the value of the participant’s (shareholder) net assets (including the shares) on 1 January of each year, insofar as the value exceeds certain thresholds. The deemed return is taxed at a flat rate of 30% (resulting in an effective tax rate of 1.2%).

Sale of Shares

If the shares are subject to taxation in Box 3, any capital gains realised on the future sale of the shares will be tax free.

Dividends

Any dividends you receive on your shares acquired at exercise of your replacement options will not be subject to Dutch taxation.

Withholding and Reporting

Your employer will have an obligation to withhold the appropriate wage tax (and social security contributions as the case may be) at the moment of exercise of the options. In addition to withholding and reporting responsibility, it is your responsibility to report any income resulting from the exercise or alienation of the options on your annual Dutch personal income tax return.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
REACHLOCAL, INC.

The directors and executive officers of ReachLocal and their positions and offices as of May 22, 2012 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Zorik Gordon	Chief Executive Officer, Director
David Carlick	Director and Chairman
Robert Dykes	Director
James Geiger	Director
Habib Kairouz	Director
Alan Salzman	Director
Nathan Hanks	President
Michael Kline	Chief Strategy Officer and President of Local Commerce
Robert Wright	Executive Vice President and General Manager, ReachLocal Xchange
Ross G. Landsbaum	Chief Financial Officer
Adam F. Wergeles	General Counsel, Secretary
John Mazur	Chief Executive Officer, ReachLocal Europe
David Day	Senior Vice President, Corporate Controller and Chief Accounting Officer

The address of each director and executive officer is: c/o ReachLocal, 21700 Oxnard Street, Suite 1600, Woodland Hills, California  91367.